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                                                                     EXHIBIT 4.9

SHARE SALE AGREEMENT
PACIFIC BRANDS (UK) LTD

Pacific Dunlop Holdings (Europe) Limited

Pacific Dunlop Limited

and

PB Holdings NV


[LOGO OF FREEHILLS]

101 Collins Street Melbourne Victoria 3000 Australia
Telephone 61 3 9288 1234  Facsimile 61 3 9288 1567
www.freehills.com.au  DX240 Melbourne

SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

Reference

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TABLE OF CONTENTS

Clause                                                                      Page

1        Definitions and interpretation                                        1

         1.1      Definitions                                                  1
         1.2      Interpretation                                               4
         1.3      Business Day                                                 5
         1.4      Conflict                                                     5

2        Sale and purchase                                                     6

         2.1      Sale of shares                                               6
         2.2      Associated rights                                            6

3        Purchase Price                                                        6

         3.1      Amount                                                       6
         3.2      Payment at Completion                                        6
         3.3      Final payment                                                6

4        Completion                                                            6

         4.1      Date for Completion                                          6
         4.2      Delivery of documents                                        6
         4.3      Board meetings                                               7
         4.4      Buyer's obligations at completion                            7
         4.5      Interdependence                                              7
         4.6      Conduct until Shares are registered                          8

5        Before Completion                                                     8

         5.1      Carrying on Business                                         8
         5.2      Treatment of Cash in Hand                                    8
         5.3      Inter Company Debt                                           9

6        After Completion                                                      9

         6.1      Obligations relating to Taxes or Duties                      9
         6.2      Consultation                                                 9

7        Warranties                                                            9

8        Limitation of liability                                               9

9        Competition                                                          10

         9.1      Undertaking                                                 10
         9.2      Acquisition of interests in competing Businesses            10
         9.3      Exclusion from restraint                                    10
         9.4      Associates                                                  11
         9.5      Severability                                                11

10       Release of guarantees                                                11

11       Guarantee and indemnity                                              11

         11.1     Guarantee                                                   11
         11.2     Indemnity                                                   11
         11.3     Extent of guarantee and indemnity                           11
         11.4     Continuing guarantee and indemnity                          12
         11.5     Warranties of the Guarantor                                 12

                                                                          page 1

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         11.6     Rights                                                      12

Schedule 1 - Share Details                                                    13

Schedule 2 - Warranties                                                       14

Schedule 3 - Disclosure Schedule                                              30

Schedule 4 - Intellectual Property Rights                                     31

Schedule 5 - Superannuation funds                                             32

Schedule 6 - Contracts                                                        33

Schedule 7 - Guarantees                                                       34

Schedule 8 - Employees                                                        35

Schedule 9 - Plant and Equipment                                              36

Schedule 10 - Assets Leases                                                   37

Schedule 11 - Properties                                                      38

Schedule 12 - Inter Company Debt                                              39

                                                                          page 2

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THIS SHARE SALE AGREEMENT

                  is made on      2001 between the parties specified in parts 1,
                  2 and 3 of schedule 1.

RECITALS

                  A.      The Seller is the owner of the Shares.

                  B. The Seller agrees to sell and the Buyer agrees to buy the Shares on the terms and conditions set out in this agreement.

                  C. The Guarantor agrees to guarantee the performance by the Seller of its obligations pursuant to this agreement.

THE PARTIES AGREE

                  in consideration of, among other things, the mutual promises contained in this agreement:

1        DEFINITIONS AND INTERPRETATION

         1.1      DEFINITIONS

                  In this agreement:

                  Accounting Standards has the meaning given to that term in the Co-ordination Agreement;

                  Accounts has the meaning given to that term in the Co-ordination Agreement;

                  Accounts Date means 30 June 2001;

                  Apportionment Statement has the meaning given to that term in the Co-ordination Agreement;

                  Assets Leases means all leases, hire purchase agreements, conditional purchase agreements and other hiring arrangements to which the Company is party including, but not limited to, those listed in schedule 10, but excludes leases in relation to the Properties;

                  Associate means any person who is a connected person (as defined in section 839 of the Income and Corporations Taxes Act 1988 (United Kingdom)) of a seller;

                  Authorisation means any consent, registration, agreement, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency;

                  Business means the business carried on by the Company as more particularly described in part 6 of schedule 1;

                  Business Day means a day on which banks are open for business in Melbourne, Sydney and Auckland excluding a Saturday or a Sunday or a public holiday;

                  Business Records means, the Company's customer lists and supplier lists, records of Intellectual Property Rights, Assets Leases, Contracts and Properties;

                                                                          page 1

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                  Buyer means the company specified in part 2 of schedule 1;

                  Buyer Group Companies has the meaning given to that term in the Co-ordination Agreement;

                  Buyer's Warranties means the warranties set out in part 1 of schedule 2;

                  Cash in Hand means the amount of cash at bank on deposit or at hand in the Company;

                  Claim means any claim or any course of action (including, but not limited to, in contract, in tort or under statute) in respect of this agreement;

                  Company means the company specified in part 4 of schedule 1;

                  Completion means completion of the sale and purchase of the Shares under clause 4;

                  Completion Date has the meaning given to that term in the Co-ordination Agreement;

                  Completion Statement has the meaning given to that term in the Co-ordination Agreement;

                  Conditions has the meaning given to that term in the Co-ordination Agreement;

                  Contracts means the agreements to which the Company is a party and which are, wholly or partly, executory as at the Completion Date, including, but not limited to, those listed in part 1 of schedule 6, but excludes:

                  (a)     the Assets Leases; and

                  (b)     leases in relation to the Properties;

                  Co-ordination Agreement means the Co-ordination Agreement executed on the same day as this agreement by, among others, the Seller and the Buyer;

                  Data Room has the meaning given to that term in the Co-ordination Agreement;

                  Dollars, A$ and $ means Australian dollars unless otherwise specified in this agreement;

                  Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax;

                  Effective Time has the meaning given to that term in the Co-ordination Agreement;

                  Employees means an employee of the Company listed in schedule 8 who is still employed in the Business as at the Completion Date;

                  Encumbrance means any mortgage, charge, lien, pledge, other security interest or encumbrance (other than liens arising in the ordinary course of business by operation of law and title retention in respect of stock-in-trade);

                  Environmental Law has the meaning given to that term in the Co-ordination Agreement;

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                  Foreign Exchange Contracts means all foreign exchange hedging contracts entered by the PDL Group which relate exclusively to the Business which remain current as at Completion, details of which will be provided to the Buyer at the date of this agreement and at Completion;

                  Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

                  Guarantees means the guarantees and other letters of comfort and commitments of financial support given by the Seller and its Associates in relation to the Business which remain in force at the date of this agreement, including but not limited to, as listed in schedule 7;

                  Guarantor means the company specified in part 3 of schedule 1;

                  Intellectual Property Rights means the rights and interests of the Company in the internet domain names, trademarks, patents, copyrights and designs listed in schedule 4;

                  Inter Company Debt means any amount owing (including trade accounts payable and receivable):

                  (a) by the Company to a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business); or

                  (b) by a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business) to the Company,

                  immediately before Completion;

                  Interest Rate means the average rate displayed on the Reuters Page BBSW for 90 day bank bills at 10:10 am Melbourne time applicable to each Business Day on which amounts are outstanding as confirmed by Westpac Banking Corporation and on the basis that for a day other than a Business Day the rate applicable to the last preceding Business Day will apply;

                  Linked Transaction Agreements has the meaning given to that term in the Co-ordination Agreement;

                  Loss includes any damage, loss, claim, action, liability, cost, expense, outgoing or payment;

                  Pacific Brands Business has the meaning given to that term in the Co-ordination Agreement;

                  Payment Date has the meaning given to that term in the Co-ordination Agreement;

                  PDL Group has the meaning given to that term in the Co-ordination Agreement;

                  Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings, lease hold improvements and motor vehicles owned by the Company as at Completion and used exclusively in the Business including, without limitation, those listed in schedule 9;

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                  Power means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law;

                  Properties means the properties leased under the Property Leases;

                  Property Leases means the leases of real property listed in schedule 11;

                  Purchase Price means the price payable for the Shares under clause 3.1;

                  Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by the Company including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records;

                  Secondary Consents has the meaning given to that term in the Co-ordination Agreement;

                  Seller Group Companies has the meaning given to that term in the Co-ordination Agreement;

                  Shares means all the shares in the capital of the Company, as described in the column headed "Shares legally owned by the Seller" in part 5 of schedule 1;

                  Seller means the company specified in part 1 of schedule 1;

                  Seller's Warranties means the warranties set out in part 2 of schedule 2;

                  Stephen Tierney Share means the 1 share held by Stephen Tierney on trust for the Seller as described in part 5 of schedule 1;

                  Stock means the stock of the Business owned by the Company as at Completion and includes, but is not limited to, raw materials, components, work in progress, finished goods, packaging materials, promotional materials, spare parts and other consumables;

                  Superannuation Funds means the superannuation funds to which the Company makes contributions in respect of the Employees as listed in schedule 5;

                  Tangible Assets means Plant and Equipment and Stock;

                  Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above but excludes Duty;

                  Tax Law means any law relating to Tax; and

                  Warranties means the Buyer's Warranties and the Seller's Warranties.

         1.2      INTERPRETATION

                  In this agreement, unless the context otherwise requires:

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                  (a)     headings and underlinings are for convenience only and
                          do not affect the interpretation of this agreement;

                  (b) words importing the singular include the plural and vice versa;

                  (c)     words importing a gender include any gender;

                  (d) other clauses of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

                  (e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

                  (f)     a reference to a part, clause, party, annexure or
                          schedule is a reference to a clause and part of, and a party, annexure and schedule to this agreement and a reference to this agreement includes any annexure and schedule;

                  (g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

                  (h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

                  (i) a reference to a party to a document includes that party's successors and permitted assigns;

                  (j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the following Business Day;

                  (k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

                  (l) if a covenant, undertaking, representation, warranty, indemnity or agreement is made or given by two or more parties, that covenant, undertaking, representation, warranty, indemnity or agreement is made or given and binds those parties jointly and severally; and

                  (m) if a party comprises two or more persons, a covenant, undertaking, representation, warranty, indemnity or agreement made or given by that party binds those persons jointly and severally.

         1.3      BUSINESS DAY

                  Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

         1.4      CONFLICT

                  If there is any conflict or inconsistency between anything contained in this agreement and anything contained in the Co-ordination Agreement, then the Co-ordination Agreement will prevail.

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2        SALE AND PURCHASE

         2.1      SALE OF SHARES

                  Subject to the Conditions having been fulfilled or waived in accordance with the Co-ordination Agreement, the Seller will sell and the Buyer will buy the Shares and all rights, interest and powers in the Stephen Tierney Share for the Purchase Price free of Encumbrances and other third party rights on Completion.

         2.2      ASSOCIATED RIGHTS

                  The Shares will be transferred under this agreement with all rights attached or accruing to them on and from the Effective Time. The Buyer is not entitled to the rights attached to the Shares as at the date of this agreement or to any rights which accrue between the date of this agreement and the Effective Time, including dividend rights.

3        PURCHASE PRICE

         3.1      AMOUNT

                  The Purchase Price is the value ascribed to the Company in the Apportionment Statement in accordance with the terms of the Co-ordination Agreement.

         3.2      PAYMENT AT COMPLETION

                  It is acknowledged that under the Co-ordination Agreement, an amount must be paid at Completion by the Buyer to Pacific Dunlop Limited (or as otherwise directed by it) on behalf of the Seller.

         3.3      FINAL PAYMENT

                  On the Payment Date, the Buyer or the Seller, as appropriate, must pay to the other any net amount plus interest on the amount which may be payable in accordance with the provisions of the Co-ordination Agreement.

4        COMPLETION

         4.1      DATE FOR COMPLETION

                  Completion must take place on the Completion Date, subject to and as provided for in the Co-ordination Agreement.

         4.2      DELIVERY OF DOCUMENTS

                  At Completion, the Seller must deliver to the Buyer:

                  (a)     original share certificates for the Shares;

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                  (b)     duly completed transfers of the Shares to the Buyer in
                          registrable form, executed by the Seller;

                  (c) duly executed releases of all guarantees that have been obtained in accordance with clause 10;

                  (d) the original certificate of incorporation or registration of the Company;

                  (e) all original documents of title in relation to the Intellectual Property Rights;

                  (f) any power of attorney or other authority under which the transfers of the Shares are executed;

                  (g) duly executed instruments irrevocably waiving in favour of the Buyer all rights of pre-emption which any person has in respect of any of the Shares; and

                  (h) all Records, which must be complete and up to date (by constructive delivery at the Company's premises).

         4.3      BOARD MEETINGS

                  At Completion, the Seller must ensure that a meeting of the directors of the Company is convened and conducts the following business:

                  (a) approval of the registration of the Buyer as the holder of the Shares in the register of members of the Company; and

                  (b) revocation of all existing mandates for the operation of bank accounts of the Company and approval of new mandates in favour of the officers of the Company nominated by the Buyer.

         4.4      BUYER'S OBLIGATIONS AT COMPLETION

                  At Completion the Buyer must pay the Seller an estimate of the Purchase Price in accordance with clause 3.2.

         4.5      INTERDEPENDENCE

                  (a) Notwithstanding any provision of a Linked Transaction Agreement but subject to clause 4 of the Co-ordination Agreement, the obligations of the parties to the Linked Transaction Agreements in respect of completion (as defined in each Linked Transaction Agreement) are interdependent.

                  (b) All actions at Completion under this agreement and completion under each other Linked Transaction Agreement will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under the Linked Transaction Agreements due to be made at or immediately after completion (as defined in each Linked Transaction Agreement) have been made.

                  (c) A breach of this agreement by any party to this agreement is deemed to constitute a breach by the defaulting party of each Linked Transaction Agreement to which the defaulting party is a party.

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         4.6      CONDUCT UNTIL SHARES ARE REGISTERED

                  After Completion and until the Shares are registered in the name of the Buyer or its nominee, the Seller must take all action lawfully required by the Buyer by written notice to the Seller to vote on any resolutions of the Company as the Buyer directs.

5        BEFORE COMPLETION

         5.1      CARRYING ON BUSINESS

                  The Seller will procure that the Company uses all reasonable endeavours to ensure that between the date of this agreement and Completion, subject to clauses 5.2 and 5.3, the Business is conducted in the ordinary course of business and that the Company does not:

                  (a) enter into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

                  (b) acquire or dispose of any assets other than on arm's length terms in the ordinary course of business;

                  (c) make any material change to its policy and practice as to payment of creditors and collection of trade receivables;

                  (d) engage any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminates the employment of any of its employees or changes in any material respect the terms of employment (including remuneration);

                  (e) sell or agree to sell any fixed asset with a value of more than $250,000 or buy or commit to buy any fixed asset with a value of more than $250,000;

                  (f)     create any Encumbrance over any of its assets;

                  (g) incur any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

                  (h)     distribute or return any capital to its members;

                  (i) pay any dividend to its members or pay any management fee or similar amount;

                  (j) issue any shares, options or securities which are convertible into shares in the Company; and

                  (k)     alter its constitution,

                  unless the Buyer first consents in writing, which must not be unreasonably withheld or delayed.

         5.2      TREATMENT OF CASH IN HAND

                  (a) At any time before Completion, the Seller may arrange for any Cash in Hand held by the Company to be removed in any manner selected by the Seller.

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                  (b)     Any Cash in Hand held by the Company as at the
                          Effective Time, will be included in the Completion Statement.

         5.3      INTER COMPANY DEBT

                  The parties agree that as soon as practicable after Completion, they will take such steps as necessary to procure that any Inter Company Debt owing to or by the Company is extinguished, including but not limited to those Inter Company Debts listed in schedule 12. Each party will on request provide to the other evidence of such extinguishment.

6        AFTER COMPLETION

         6.1      OBLIGATIONS RELATING TO TAXES OR DUTIES

                  After Completion, the Buyer must procure that the Company provides the Seller with access to such employees and records of the Company as the Seller reasonably requires to meet its obligations under any law relating to Tax or Duty provided such access is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Company and its employees.

         6.2      CONSULTATION

                  If any Governmental Agency conducts an audit in relation to the affairs of the Company relating to any period prior to the Completion Date then the Buyer must procure that the Seller is promptly notified of this and that the Seller is then regularly consulted with in relation to the audit process until resolved.

7        WARRANTIES

                  (a) The Buyer gives the Buyer's Warranties in favour of the Seller on and subject to the terms set out in the Co-ordination Agreement.

                  (b) The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the terms set out in the Co-ordination Agreement.

8        LIMITATION OF LIABILITY

                  The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the limitations on liability set out in the Co-ordination Agreement.

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9        COMPETITION

         9.1      UNDERTAKING

                  In consideration for the respective promises of the Seller and the Buyer to each other in this agreement, the Seller undertakes to the Buyer that it will not for a period of 5 years, 4 years, 3 years, 2 years or 1 year after the Completion Date in the United Kingdom:

                  (a) engage in any business or activity which is the same as or substantially similar to or competitive with, the Business or any material part of it;

                  (b) solicit, canvass, induce or encourage any person who was at any time during the 6 months period ending on the Completion Date a director, employee or agent of the Company to leave the employment or agency of the Company;

                  (c) solicit, canvass, approach or accept any approach from any person who was at any time during the 6 months period ending on the Completion Date, a client or customer of the Company with a view to obtaining the custom of that person in a business which is the same as or substantially similar to or competitive with, the Business; or

                  (d) interfere with the relationship between the Company and its clients, customers, employees or suppliers.

         9.2      ACQUISITION OF INTERESTS IN COMPETING BUSINESSES

                  Clause 9.1 does not prevent the Seller or any of its Associates from acquiring an interest, directly or indirectly, in a business in competition with the Business in the area referred to in that clause if:

                  (a) the acquisition of the interest in the competing business occurs as a result of or in conjunction with an acquisition of an interest, directly or indirectly, in other assets;

                  (b) the value of the competing business is not more than 15% of the value of the acquisition taken as a whole; and

                  (c) the Seller or the relevant Associate uses its best endeavours to dispose of the competing business or its interest in the business within 12 months after its acquisition.

         9.3      EXCLUSION FROM RESTRAINT

                  This clause 9 does not restrict the Seller or any of its Associates from:

                  (a) continuing to carry on any business (other than the Business) carried on at the date of this agreement; or

                  (b) holding less than 5% of the issued share capital of a company listed on a recognised Stock Exchange.

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         9.4      ASSOCIATES

                  The Buyer agrees that the provisions of this clause 9 only apply to the Associates of the Seller for so long as those entities remain Associates of the Seller.

         9.5      SEVERABILITY

                  (a) If any of the several separate and independent covenants and restraints in clause 9.1 are or become invalid or unenforceable for any reason, then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 9.1.

                  (b) If any of the prohibitions or restrictions contained in this clause 9 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company, but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

10       RELEASE OF GUARANTEES

                  (a) The Buyer must use its best endeavours to secure the release of the Seller or any Associate of the Seller from any Guarantee or Encumbrance provided in relation to the Business, effective from Completion.

                  (b) If the Buyer is unable to secure the release under clause 10(a), then the Buyer must pay the Seller an amount equal to any Loss which the Seller or any Associate of the Seller pays, suffers, incurs, or is liable for in relation to any Guarantee or Encumbrance referred to in clause 10(a) which relates to any act or omission of the Company after Completion.

11       GUARANTEE AND INDEMNITY

         11.1     GUARANTEE

                  The Guarantor unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of the Seller's obligations under this agreement.

         11.2     INDEMNITY

                  The Guarantor indemnifies and holds the Buyer harmless from and against all Loss incurred or suffered by the Buyer and all actions, proceedings, claims or demands made against the Buyer as a result of default by the Seller in the performance of any such obligation.

         11.3     EXTENT OF GUARANTEE AND INDEMNITY

                  (a)     This clause 11 applies:

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                          (1)      to the present and future obligations of the
                                   Seller under this agreement; and

                          (2) to this agreement, as amended, supplemented, renewed or replaced.

                  (b) The obligations of the Guarantor under this clause 11 extend to any change in the obligations of the Seller as a result of any amendment, supplement, renewal or replacement of this agreement.

                  (c) This clause 11 is not affected, nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

                  (d)     This clause 11 applies:

                          (1) regardless of whether the Guarantor is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

                          (2) irrespective of any rule of law or equity to the contrary.

         11.4     CONTINUING GUARANTEE AND INDEMNITY

                  This clause 11 is a continuing obligation of the Guarantor despite any settlement of account and remains in full force and effect until the obligations of the Seller under this agreement have been performed.

         11.5     WARRANTIES OF THE GUARANTOR

                  The Guarantor represents and warrants to the Buyer that:

                  (a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

                  (b) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

                          (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory;

                          (2)      the constitution of the Guarantor; or

                          (3) any security agreement, deed, contract, undertaking or other instrument to which the Guarantor is a party or which is binding on it.

         11.6     RIGHTS

                  The Guarantor waives any right it has of first requiring any of the Buyer Group Companies to commence proceedings or enforce any other right against the Seller or any of the Seller Group Companies or any other person before claiming under this clause 11.

SCHEDULE 1 - SHARE DETAILS

         PART 1 - SELLER

         Pacific Dunlop Holdings (Europe) Limited

         PART 2 - BUYER

         PB Holdings NV of 1170 Brussels, Terhulpsesteenweg 166

         PART 3 - GUARANTOR

         Pacific Dunlop Limited ABN 89 004 085 330 of Level 3,
         678 Victoria Street, Richmond, Victoria 3121

         PART 4 - COMPANY

         Pacific Brands (UK) Ltd

         PART 5 - SHARES

                                                                                                SHARES HELD ON
                          PLACE OF          AUTHORISED        ISSUED       SHARES LEGALLY        BEHALF OF THE
          COMPANY       INCORPORATION        CAPITAL          CAPITAL      OWNED BY SELLER          SELLER
         --------------------------------------------------------------------------------------------------------
         Pacific       United Kingdom    (pound)10,000,000    2,000,000    1,999,999 held      1 held by Stephen
         Brands                          (10,000,000,                      by Seller           Tierney as trustee
         (UK) Ltd                        @ (pound)1  per
                                         share)

         PART 6 - BUSINESS

         Footwear wholesaler

SCHEDULE 2 - WARRANTIES

PART 1 - BUYER'S WARRANTIES

1        BUYER AUTHORISED

         The Buyer has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2        POWER TO BUY

         The Buyer has full power to enter into and perform its obligations under this agreement and can do so without the consent of any other person.

3        NO LEGAL IMPEDIMENT

         So far as the Buyer is aware, the execution, delivery and performance by the Buyer of this agreement comply with:

         (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

         (b)      the constitution or other constituent documents of the Buyer;
                  and

         (c)      any Encumbrance or document which is binding on the Buyer.

4        SOLVENCY

         (a)      The Buyer has not:

                  (1) gone into liquidation nor passed a winding up resolution nor received or published a notice under sections 601AA or 601AB of the Corporations Act or any similar insolvency law of Belgium;

                  (2) gone into liquidation under the Insolvency Act 1986 (United Kingdom) nor been removed from the United Kingdom companies register.

         (b) No petition or other process for winding-up has been presented or threatened against the Buyer and there are no circumstances justifying such a petition or other process.

         (c)      No writ of execution has issued against the Buyer.

         (d) No receiver or statutory manager of any part of the Buyer's undertaking or assets has been appointed.

5        NO PETITION

         No petition or other process for winding-up has been presented or threatened against the Buyer and there are no circumstances justifying such a petition or other process.

6        NO WRIT OF EXECUTION

         No writ of execution has issued against the Buyer.

7        NO RECEIVER OR ADMINISTRATOR

         No receiver or receiver and manager or administrator of any part of the undertaking or assets of the Buyer has been appointed.

8        KNOWLEDGE OF BUYER

         Neither the Buyer nor a holding company (direct or indirect) of the Buyer is aware of any matter or thing that at Completion constitutes a breach of the Seller's Warranties.

PART 2 - SELLER'S WARRANTIES

1        AUTHORITIES

         1.1      SELLER AUTHORISED

                  The Seller has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms and is validly existing and in good standing.

         1.2      POWER TO SELL

                  The Seller has full power to enter into and perform its obligations under this agreement and is able to sell and transfer the Shares being sold by it under this agreement without the consent of any other person and free of any pre-emptive rights, or rights of first refusal or any other such rights which may restrict the transfer of the Shares to the Buyer (except as disclosed in writing by the Seller).

         1.3      NO LEGAL IMPEDIMENT

                  The execution, delivery and performance by the Seller of this agreement complies with:

                  (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

                  (b) the memorandum or articles of association of the Seller; and

                  (c) any Encumbrance or document which is binding on the Seller.

         1.4      CORPORATE POWER

                  The Company:

                  (a)     is validly existing and in good standing;

                  (b)     is accurately described in part 4 of schedule 1;

                  (c) has full corporate power to own its properties, assets and businesses and to carry on the Business; and

                  (d) has good and marketable title to all the assets included in the Accounts.

         1.5      CONSTITUTION

                  The copy of the constitution of the Company given to the Buyer is a complete and accurate copy in all material respects.

         1.6      CORPORATE NAME

                  The Company does not trade under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

2        COMPLIANCE WITH LAW

         2.1      COMPLIANCE WITH LAW

                  The Company has complied in all material respects with all applicable laws (whether applicable to the conduct of the Business, the assets of the Business or the Properties) and no material contravention or allegation of any material contravention of any applicable law is known to the Seller.

         2.2      AUTHORISATIONS

                  The Company holds all necessary material Authorisations required to conduct the Business, use the assets of the Business and occupy the Properties and has paid all fees due in relation to them and is not in breach of any conditions under them where such breach would be likely to have a material and adverse effect on the Business as currently carried on.

3        SHARES AND CAPITAL

         3.1      TITLE

                  The Seller is the legal and beneficial owner of the Shares being sold by it under this agreement which are free of all Encumbrances and other third party interests or rights.

         3.2      ISSUED CAPITAL

                  The Shares and the 1 share held by Stephen Tierney (as described in part 5 of schedule 1) are all the issued shares in the capital of the Company and were validly issued by the Company.

         3.3      FULLY PAID

                  The Shares are fully paid and no money is owing in respect of them.

         3.4      ISSUE OF OTHER SECURITIES

                  The Company is not under any obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of or exercise any option over, any shares or other securities of the Company which is still current and subsisting.

4        POSITION SINCE THE ACCOUNTS DATE

         4.1      POST ACCOUNTS DATE

                  Since the Accounts Date the Company has not:

                  (a) entered into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

                  (b) acquired or disposed of any assets other than on arm's length terms in the ordinary course of business;

                  (c)     created an Encumbrance over any of its assets;

                  (d) incurred any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

                  (e) in the conduct of the Business made any material change to its policy or practice as to the payment of creditors or collection of trade receivables;

                  (f) engaged any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminated the employment of any of its employees or changed in any material respect the terms of employment (including remuneration);

                  (g) sold or agreed to sell any fixed asset with a value of more than $250,000 or bought or committed to buy any fixed asset with a value of more than $250,000;

                  (h)     distributed or returned any capital to its members;

                  (i) paid any dividend to its members or paid any management fee or similar amount;

                  (j) issued any shares, options or securities which are convertible into shares in the Company;

                  (k)     altered its memorandum or articles of association;

                  (l) incurred or undertaken any actual or contingent liabilities or obligations (including Tax) except in the ordinary course of business; or

                  (m) there has been no change in the accounting policies, practices and principles of the Company,

                  except, in respect of the period between the date of this agreement and Completion, if the Buyer has first consented in writing.

         4.2      SUPPLIERS/CUSTOMERS

                  Since the Accounts Date:

                  (a)     none of the following suppliers of the Business:
                          Kuehne & Nahgel, Begley Hobba & Manton, Robert Ng, Zenith Media, Dow Chemical, Helm AG, Ulee, Hewlett Packard, PT Goldindo Menawian and BASF has:

                          (1) reduced the level of its supplies to the Company other than in the ordinary course of business;

                          (2) indicated an intention to cease or reduce the volume of its trading with the Company after Completion; or

                          (3) materially altered the terms on which it trades with the Company; or

                  (b)     none of the following customers of the Business:
                          Kmart, Big W, Myer/Grace Bros, Target, Best & Less, Lowes Manhattan, Woolworths, Payless Shoes, Harvey Norman and David Jones has:

                          (1) reduced the level of its custom from the Company other than in the ordinary course of business;

                          (2) indicated an intention to cease or reduce the volume of its trading with the Company after Completion; or

                          (3) materially altered the terms on which it trades with the Company.

5        TANGIBLE ASSETS

         5.1      TITLE TO ASSETS

                  All material Tangible Assets are:

                  (a) (other than items under repair and stock-in-transit) in the possession or under the control of the Company; and

                  (b) the absolute property of the Company free of all Encumbrances, other than the Tangible Assets subject to the Assets Leases.

         5.2      ASSETS NOT OWNED

                  All material Tangible Assets which are used by the Company but are not owned by the Company are used pursuant to the Assets Leases or other arrangements entered into on arm's length terms in the ordinary course of the Business.

         5.3      PLANT AND EQUIPMENT

                  All Plant and Equipment listed in schedule 9 and currently in use in the Business is:

                  (a)     in good working order;

                  (b) capable of doing the job for which it is now being used; and

                  (c) in reasonable condition having regard to its age and fair wear and tear.

6        ENCUMBRANCES

         6.1      OWNERSHIP OF SHARES

                  As at Completion the Seller will be the legal and beneficial owner of the Shares being sold by it under this agreement free of Encumbrances.

         6.2      DISCHARGES BY COMPLETION

                  The Seller has not granted or created, or agreed to grant or create, any Encumbrance in respect of the Shares being sold by it under this agreement or the assets of the Company other than any which will be discharged on or before Completion.

7        INTELLECTUAL PROPERTY RIGHTS

         7.1      SCOPE

                  So far as the Seller is aware, the Company owns or has an enforceable right to use all intellectual property rights needed to carry on the Business in the places and in the manner currently carried on.

         7.2      OWNERSHIP AND USE

                  (a) The Company is the legal and beneficial owner of all the Intellectual Property Rights listed in parts 1 and 3 of schedule 4.

                  (b) The Company has, by way of a valid, binding and enforceable licence from a third party, a lawful right to use in the places and manner in which they are currently used by the Company in the Business all the Intellectual Property Rights listed in part 2 of schedule 4.

         7.3      NO THIRD PARTY RIGHTS

                  So far as the Seller is aware, no person, other than the Company or a licensee of the Company disclosed in part 3 of schedule 4 has any right to any Intellectual Property Right listed in part 1 of schedule 4.

         7.4      NO INFRINGEMENT

                  So far as the Seller is aware, the use by the Company of the Intellectual Property Rights listed in schedule 4 does not breach or infringe any Intellectual Property Right of any other person nor, so far as the Seller is aware, are there any allegations that the Company has infringed or is infringing the intellectual property rights of a third party.

         7.5      DISPUTES

                  The Company is not currently involved in any material dispute with any third party in relation to the Intellectual Property Rights listed in schedule 4.

         7.6      ROYALTIES/FEES

                  Other than in respect of the Intellectual Property Rights set out in part 2 of schedule 4, there are no material royalties, licence fees or other similar fees payable by the Company in connection with the use of any Intellectual Property Rights.

8        ASSETS LEASES

         8.1      NATURE

                  The Assets Leases were entered into within the ordinary course of business.

         8.2      NO DEFAULT

                  The Company is not and, so far as the Seller is aware, no other party to any Assets Lease is, in default under an Assets Lease where such breach or default would be materially and adversely prejudicial to the Company in carrying on the Business and the Company has received no notice of any default of any Asset Lease.

         8.3      VALIDITY

                  So far as the Seller is aware, each Asset Lease:

                  (a)     is valid and subsisting;

                  (b)     has not been amended or modified; and

                  (c)     is not terminable by virtue of the sale of the Shares.

         8.4      ASSETS LEASES USED IN THE BUSINESS

                  The Asset Leases constitute all the lease and hire purchase agreements used in the Business by the Company.

9        CONTRACTS

         9.1      NATURE OF CONTRACTS

                  So far as the Seller is aware, part 1 of schedule 6 and parts 2 and 3 of schedule 4 contains details of all Contracts which:

                  (a) are not within the ordinary course of ordinary business of the Business;

                  (b)     are not on arm's length terms;

                  (c) are not capable of complete performance or termination without payment of damages, within 12 months from the date of this agreement;

                  (d) restrict the Company's freedom to carry on the Business in the places and the manner in which it is currently carried on;

                  (e) are contracts (not being contracts for the purchase or sale of Stock) which are expected to result in expenditure by the Company of more than $1,000,000;

                  (f)     are distribution or agency agreements; and

                  (g) entitle the other party to terminate the contract or impose terms less favourable to the Company due to the sale of the Shares.

         9.2      NO DEFAULT

                  The Company is not and, so far as the Seller is aware, no other party to any Contract is in default under such Contract where such breach or default would be materially and adversely prejudicial to the Company in carrying on the Business as currently carried on and there are no grounds for rescission, avoidance or repudiation of any such Contract where such rescission, avoidance or repudiation would be materially and adversely prejudicial to the Seller in carrying on the Business as currently carried on.

         9.3      FOREIGN CURRENCY

                  Part 2 of schedule 6 contains a listing, which is accurate in all material respects, of outstanding commitments of the Company relevant to the Business as at the date stated in that schedule in relation to foreign currency hedging contracts.

         9.4      COPIES OF CONTRACTS

                  So far as the Seller is aware, the Data Room contained copies of all Contracts which are material to the operation of the Business.

         9.5      TAXES

                  All Taxes (including stamp duty or any similar tax) payable on all transactions to which the Company is a party, or that the Company has an interest in enforcing have been paid or are provided for in the Accounts.

10       PROPERTIES

         10.1     COMPANY'S INTEREST

                  The Company has no interest in real property which it uses in the Business except for its interest in the Properties.

         10.2     OCCUPATION AND USE

                  The Company has exclusive occupation and quiet enjoyment of the Properties and the Company's use of the Properties, so far as the Seller is aware, complies in all material respects with all acts, regulations, planning schemes, developments, approvals, permits and requirements (including zoning requirements) of any governmental agency (not including in relation to Environmental Law, which this warranty does not apply to). None of the Properties, so far as the Seller is aware, is subject to any sub-lease, tenancy or right of occupation by any other party.

         10.3     NO BREACH

                  The Company has not received a notice of default in respect of any Property which remains outstanding and asserts non-compliance with the lease of that property.

         10.4     NO NOTICES

                  The Company has not received any notice from any third party in respect of the Properties:

                  (a) in respect of the compulsory acquisition or resumption of any part of any of the Properties; or

                  (b) asserting that the current use of the Properties breaches the requirements of any relevant planning scheme; or

                  (c) which would be likely to have a materially adverse effect on the use of the Properties in the Business as currently used.

         10.5     [NOT USED]

         10.6     PROPERTY DETAILS

                  The particulars of the Properties set out in schedule 11 are true and correct in all material aspects.

         10.7     PROPERTY DISCLOSURE

                  Details of all material documentation pursuant to which the Properties are owned, used or occupied by the Company have been provided to the Buyer and there are no other documents, correspondence or other material which have not been provided to the Buyer which would have a material adverse affect on the interests of the Company in the Properties.

         10.8     DISPUTES

                  There are no material disputes claims or actions relating to any of the Properties or their use including, but not limited to, disputes with any adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties.

         10.9     [NOT USED]

         10.10    PROPOSED DISPOSAL

                  The Company is not a party to any outstanding agreement to acquire or dispose of land or Properties (including the Properties) or any interest in land or Properties.

         10.11    PROPERTY LEASE DISCLOSURE

                  In relation to the Property Leases, particulars of which are set out in schedule 11:

                  (a) written copies of which have been provided to the Buyer, and are so far as the Seller is aware, complete in all material aspects recordings of their terms and there are no other agreements, documents or understandings in relation to the Property Leases; and

                  (b) so far as the Seller is aware, are current and enforceable.

         10.12    TERMINATION NOTICE

                  No lessor under a Property Lease has served any notice to terminate the Property Lease.

         10.13    ASSIGNMENT

                  Neither the Company nor the Seller:

                  (a) has agreed to any assignment, subletting, parting with possession or surrender of a Property Lease or any part of the property leased; or

                  (b) has given any materially false or misleading information to an authority having jurisdiction over property the subject of a Property Lease.

11       OFFERS OUTSTANDING

                  Any offer, tender or quotation made by the Company in respect of the Business which is outstanding and capable of acceptance by a third party, was made in the ordinary course of the Business.

12       SHAREHOLDINGS

                  The Company is not the holder or beneficial owner of any shares or other securities in any company.

13       MEMBERSHIPS

                  The Company is not a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14       EMPLOYEES

         14.1     LIST OF EMPLOYEES COMPLETE

                  Schedule 8 contains a complete list of the Company's employees employed in the Business as at the date indicated in the schedule and the Buyer has been given all material details of their employment benefits.

         14.2     INCENTIVE SCHEMES

                  The Company has not agreed to any share incentive scheme, share option scheme, bonus scheme, profit-sharing scheme or other employee incentive scheme in respect of the Business or with any Employee which has not been fairly disclosed to the Buyer.

         14.3     SERVICE AGREEMENTS

                  The Company is not a party to any written employment or service agreement with any Employee requiring the giving of more than three months notice to the employee which has not been fairly disclosed to the Buyer.

         14.4     MANAGEMENT AGREEMENTS

                  The Company does not have any material agreement with any person for the provision of consulting or management services in respect of the Business which has not been fairly disclosed to the Buyer.

         14.5     DISPUTES

                  The Company is not involved in any material dispute with any Employees (past or present) and is not aware of any circumstances likely to give rise to any dispute.

         14.6     COMPLIANCE

                  The Company is not in breach in any material respect of any employment contract with any Employee as at the date of this agreement.

         14.7     COMPLIANCE

                  The Company has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Taxation, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

         14.8     DISCLOSURE

                  Except as set out in the Data Room there are no awards, enterprise agreements or other instruments made or approved under law which apply to employees of the Company.

15       SUPERANNUATION

         15.1     LIST OF SUPERANNUATION FUNDS

                  The Superannuation Funds are the only superannuation schemes or pension arrangements to which the Company makes contributions in respect of the Employees.

         15.2     FUNDING

                  The Company has paid all contributions due by it to the Superannuation Funds in respect of the Employees.

16       LITIGATION

         16.1     NOT A PARTY TO ANY LITIGATION

                  The Company is not:

                  (a) a party to any material prosecution, litigation or arbitration proceedings; or

                  (b) so far as the Seller is aware, subject to any material administrative or governmental investigation,

                  and the Seller is not aware that any such proceeding or investigation is threatened or pending.

         16.2     NO CIRCUMSTANCES

                  There are no circumstances of which the Seller is aware which may give rise to any proceeding or investigation referred to in warranty 16.1.

17       [NOT USED]

18       SOLVENCY

         18.1     NO LIQUIDATION OR WINDING-UP

                  The Company has not gone into liquidation under the Insolvency Act 1986 (United Kingdom) nor been removed from the United Kingdom companies register.

         18.2     NO PETITION

                  No petition or other process for winding-up has been presented or threatened against the Company and there are no circumstances justifying such a petition or other process.

         18.3     NO WRIT OF EXECUTION

                  No writ of execution has issued against the Company.

         18.4     NO RECEIVER OR ADMINISTRATOR

                  No receiver or statutory manager of any part of the Company's undertaking or assets has been appointed.

         18.5     PAYMENT OF DEBTS

                  The Company:

                  (a) has not stopped paying its debts as and when they fall due;

                  (b) is not insolvent within the meaning of the Insolvency Act 1986; and

                  (c) is not subject to voluntary administration under the Insolvency Act 1986 (United Kingdom).

         18.6     LIQUIDATION

                  The Seller has not gone into liquidation under the Insolvency Act 1986 (United Kingdom) nor been removed from the United Kingdom companies register.

         18.7     PETITION

                  No petition or other process for winding-up has been presented or threatened against the Seller and there are no circumstances justifying such a petition or other process.

         18.8     WRIT OF EXECUTION

                  No writ of execution has issued against the Seller.

         18.9     RECEIVER MANAGER

                  No receiver or statutory manager of any part of the Seller's undertaking or assets has been appointed.

19       INSURANCE

         19.1     POLICIES

                  Those assets of the Company which are of an insurable nature are insured by the Company against fire and other usual risks on a basis which the Seller considers commercially prudent.

20       INFORMATION

         20.1     WRITTEN INFORMATION

                  In relation to written information provided by the Seller to the Buyer in relation to the sale of the Shares sold by it under this agreement:

                  (a) if that information comprised copies of documents, correspondence or other materials the copies provided were, so far as the Seller is aware, true and complete;

                  (b) if that information comprised historical data about the Business prepared by the Seller or the Company, that data was, so far as the Seller is aware, true and correct in all material respects.

         20.2     ACCURACY

                  Each of the statements and all information set out, or referred to, in the Disclosure Schedule, the schedules numbered 4 to 12 to this agreement are complete and accurate in all material respects and not misleading.

21       BUSINESS RECORDS

                  The Business Records are in the Company's possession or control and will be maintained by the Company in accordance with its usual practice pending Completion.

22       TAXES AND DUTIES

         22.1     TAX PAID

                  Any Tax arising under any Tax Law payable in respect of any transaction, income or asset of the Company which has become due for payment has been paid.

         22.2     SINCE ACCOUNTS DATE

                  The conduct of the Business since the Accounts Date will only give rise to liability to Tax in the ordinary course of business.

         22.3     PROVISION IN ACCOUNTS

                  Adequate provision has been made in the Accounts for any Tax on the Company which is payable or may become payable in respect of any transaction or income occurring or arising before the Accounts Date but which was unpaid as at the Accounts Date.

         22.4     WITHHOLDING TAX

                  Any obligation of the Company under any Tax Law to withhold amounts at source, including, but not limited to, withholding tax, has been complied with.

         22.5     RECORDS

                  The Company has maintained proper and adequate records to enable it to comply with its obligations to:

                  (a) prepare and submit any information, notices, computations, returns, declarations, elections and payments required in respect of any Tax Law;

                  (b) prepare any accounts necessary for the compliance of any Tax Law; and

                  (c)     retain necessary records as required by any Tax Law.

         22.6     RETURNS SUBMITTED

                  The Company has submitted any necessary information, notices, computations, returns, declarations and elections to the relevant Governmental Agency in respect of any Tax or any Duty relating to the Company.

         22.7     RETURNS ACCURATE

                  Any information, notice, computation, return, declaration or election which has been submitted by the Company to a Governmental Agency in respect of any Tax or Duty:

                  (a) discloses all material facts that should be disclosed under any Tax Law; and

                  (b)     has been submitted on time.

         22.8     COPIES ACCURATE

                  All copies of any information, notices, computations, returns, declarations or elections submitted by the Company in respect of any Tax or Duty which have been supplied to the Buyer by the Seller are true copies of the originals.

         22.9     NO DISPUTES

                  The Company is not currently engaged in any dispute with any Governmental Agency in respect of any Tax or Duty and is not aware of any circumstances that may give rise to such a dispute.

23       SELLER'S KNOWLEDGE

                  The Seller is not aware of any matter or thing that is or may be inconsistent with the Buyer's Warranties.

24       EFFECT OF SALE OF SHARES

         24.1     CUSTOMERS/SUPPLIER RELATIONSHIPS

                  As far as the Seller is aware, the transfer of the Shares to the Buyer under this agreement will not result in any supplier or customer of the Company ceasing or being entitled to substantially reduce its level of business with the Company.

         24.2     EFFECT OF SALE

                  The entry into and performance of this agreement does not and will not:

                  (a) result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which the Company is a party; or

                  (b)     relieve any person from any obligation to the Company;

                  (c) result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on the Company, its assets or undertaking; or

                  (d) result in any indebtedness of the Company becoming due and payable.

25       TRADE PRACTICES

         So far as the Seller is aware, neither the Company nor any of its officers or employees has, in the two years before Completion, committed or omitted to do any act or thing the commission or omission of which is a material contravention of the Competition Act 1998 in the United Kingdom.

26       LIABILITY UNDER ASSET AND OTHER SALE AGREEMENTS

         The Company will not have any obligations or liabilities (actual or contingent) after Completion to:

         (a)      do any act, matter or thing; or

         (b)      pay any moneys under any indemnity,

         under any agreement entered into prior to Completion for the sale or purchase of any business interest, shares or partnership interest.

SCHEDULE 3 - DISCLOSURE SCHEDULE

         The matters set out in this disclosure schedule constitute formal disclosure to the Buyer of facts or circumstances which are, or may be, inconsistent with the Seller's Warranties. The Seller gives no representation as to the completeness or accuracy of the disclosures in this schedule. While some disclosures have, for convenience, been set against specific Seller's Warranties, they constitute disclosure against any other Seller's Warranty to which they may apply.

             Seller Warranty Number                 Matter Disclosed

SCHEDULE 4 - INTELLECTUAL PROPERTY RIGHTS

PART 1 - INTELLECTUAL PROPERTY RIGHTS OWNED BY THE COMPANY

         Refer to attached schedule of owned IP.

PART 2 - LICENSES TO THE COMPANY TO USE INTELLECTUAL PROPERTY RIGHTS

                                  PROPERTY
PARTIES                           (eg TRADE MARK Etc)            TERRITORY/ EXCLUSIVITY         EXPIRY DATE
----------------------------------------------------------------------------------------------------------------
Licensor - JC Bamford             JCB brand and any              United Kingdom, Channel        31 May 2002
Excavator Limited                 associated imagery owned       Islands Republic of
                                  or controlled by the           Ireland, France, Italy,
The Representative                Licensor                       Spain, Germany, Portugal,
                                                                 Benelux, South Africa,
-The Licensing Company Limited                                   Australia and Canada

Licensee - Pacific Brands                                        Non-exclusive for fashion
(UK) Limited                                                     and performance outdoor
                                                                 footwear

                                                                 Exclusivity for safety
                                                                 industrial footwear

Licensor - Stride Rite            "Sperry, " "Sperry             UK                             30 November 2004
International Corporation         Top-Sider" and associated
                                  Trade Marks for the
Licensee: Pacific Brands UK       purpose of the
                                  Distributor's performance
                                  under the agreement.

PART 3 - LICENSES GIVEN BY THE COMPANY TO USE ITS INTELLECTUAL PROPERTY RIGHTS.

SCHEDULE 5 - SUPERANNUATION FUNDS

         1. Royal & Sun alliance, Group Personal Pension Plan (25 employees).

         2. Sun Life Flexible Executive Pension Plan for Paul Simpson.

         3. Sun Life Flexible Executive Pension Plan for Jillian Helm.

         4. Sun Life Flexible Executive Pension Plan for Robert Williams.

SCHEDULE 6 - CONTRACTS

PART 1 - CONTRACTS

  BUSINESS UNIT                         PARTIES                                         CONTRACT NAME
----------------------------------------------------------------------------------------------------------------------
Pacific Brands UK      Pacific Brands (UK) & Famous Army Stores Ltd          Supply Agreement (5 October 1998)

                       Stride Rite International Corporation (USA) Ltd &     Distributorship Agreement (July 1, 2000)
                       Pacific Brands (UK)

PART 2 - FOREIGN EXCHANGE CONTRACTS

         See attached

SCHEDULE 7 - GUARANTEES

SCHEDULE 8 - EMPLOYEES

SCHEDULE 9 - PLANT AND EQUIPMENT

SCHEDULE 10 - ASSETS LEASES

SCHEDULE 11 - PROPERTIES

Unit 1, Stretton Green Distribution Park, Appleton, Warrington, UK.

SCHEDULE 12 - INTER COMPANY DEBT

EXECUTED AS AN AGREEMENT:


Signed for and on behalf of
Pacific Dunlop Holdings (Europe) Limited by its duly authorised Attorney under Power in the presence of:

/s/                                          /s/
-----------------------------------------    -----------------------------------
Witness                                      Attorney


-----------------------------------------    -----------------------------------
Name (please print)                          Name (please print)


Signed for and on behalf of
Pacific Dunlop Limited
by its duly authorised Attorney under
Power in the presence of:

/s/ Paul Devereux                            /s/ Carly Mansell
-----------------------------------------    -----------------------------------
Witness                                      Attorney

Paul Devereux                                Carly Mansell
-----------------------------------------    -----------------------------------
Name (please print)                          Name (please print)


Signed for and on behalf of:
PB Holdings NV
by its duly authorised Attorneys under
Power in the presence of:

/s/                                          /s/
-----------------------------------------    -----------------------------------
Witness                                      Attorney


-----------------------------------------    -----------------------------------
Name (please print)                          Name (please print)

/s/                                          /s/
-----------------------------------------    -----------------------------------
Witness                                      Attorney


-----------------------------------------    -----------------------------------
Name (please print)                          Name (please print)

                                                                         page 40